Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of IGTA Merger Sub Limited (the “Company”) on Amendment No. 13 to Form S-4 to be filed on May 7, 2025, of our report dated March 26, 2025, with respect to our audit of the consolidated financial statements of Inception Growth Acquisition Limited as of December 31, 2024 and 2023, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC
Ocean, New Jersey
May 7, 2025